Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              BEACONSFIELD II, INC.


        (Pursuant to Section 102 of the Delaware General Corporation Law)


         1. The name of the corporation is Beaconsfield II, Inc. (the "Corporation").

         2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

         4. The Corporation is to have perpetual existence.

         5. The total number of shares of capital stock which the Corporation shall have authority to issue is: Eighty Million (80,000,000). These shares shall be divided into two classes with 75,000,000 shares designated as common stock at $.0001 par value (the "Common Stock") and 5,000,000 shares designated as preferred stock at $.0001 par value (the "Preferred Stock").

         The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

         Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

         No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

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         6. The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

         7. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         8. The Corporation shall indemnify, to the fullest extent permitted by
Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

         9. The name and mailing address of the incorporator is Michael F. Nertney, c/o Feldman Weinstein LLP, 420 Lexington Avenue, Suite 2620, New York, New York 10170.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 29th day of November, 2004.



                                         By: /s/ Michael F. Nertney
                                         --------------------------------------
                                         Michael F. Nertney
                                         Incorporator